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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Cityscape Financial Corp.:


We consent to the incorporation by reference in the registration statement No. 333-1348 on Form S-8, registration statement No. 333-11383 on Form S-3, registration statement No. 333-28467 on Form S-3, registration statement No. 333-36573 on Form S-3, registration statement No. 333-36055 on Form S-8 and registration statement No. 333-28465 on Form S-3 of Cityscape Financial Corp. of our report dated March 31, 1999, relating to the consolidated statements of financial condition of Cityscape Financial Corp. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Cityscape Financial Corp.

Our report dated March 31, 1999, does not express an opinion on the 1998 and 1997 consolidated financial statements of the Company as the Company has suffered significant net losses for the years ended December 31, 1998 and 1997, and has a net capital deficiency as of December 31, 1998 and 1997. At December 31, 1998 and 1997, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. The 1998 and 1997 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



New York, New York                                    KPMG LLP
March 31, 1999